EXHIBIT 10.12


                                    RESTATED
                              EMPLOYMENT AGREEMENT

     THIS RESTATED AGREEMENT (this "Agreement"), is entered into as of August 28, 2003 to be effective as of July 21, 2003 by and between RENEGADE VENTURE (NEV.) CORPORATION, a Nevada corporation (the "Company"), and JOHN B. SAWYER ("Executive").

                                    RECITALS

     A. The Company and Executive entered into an Employment Agreement dated July 21, 2003 (the "Original Agreement"), whereby the Company employed Executive on the terms and conditions set forth therein.

     B. The Company and Executive have renegotiated certain terms of the Original Agreement. The Company and Executive desire restated their agreement regarding the employment of Executive as set forth herein.

     C. The terms of this Agreement are intended to restate the terms of the Original Agreement in its entirety.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Employment. The Company hereby agrees to employ Executive as President and Chief Operating Officer of the Company to perform the duties described herein, and Executive hereby accepts such employment on the terms and conditions stated herein.

     2. Term. Subject to provisions for termination set forth herein, the term of Executive's employment hereunder shall be a rolling three-year term. The term shall commence on the date hereof and shall continue for a period of three (3) years, and shall be automatically extended for successive periods of one (1) year upon each anniversary hereof unless at least 60 days prior to any applicable automatic renewal date either the Company or Executive provides written notice that it does not intend to renew this Agreement.

     3. Duties of Executive. Executive shall be the President and Chief Operating Officer of the Company and shall perform such duties and responsibilities for the Company as may be assigned to him by the board of directors of the Company and which are not unreasonably inconsistent with the duties of President and Chief Operating Officer, as described from time to time in the Company's bylaws.

     4. Base Salary. Throughout the term of Executive's employment hereunder, the Company shall pay Executive, for services to be rendered by him hereunder, a base salary to be determined, from time to time, by the Board of Directors of the Company. Except as provided below, the base salary shall not exceed an annual rate of $150,000, less all applicable federal and state income tax withholding, FICA taxes and other payroll taxes ("Base Salary"). In the event the Company's annual net profits equals at least $1,000,000, the Base Salary

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shall be increased to not to exceed $200,000 for such annual period. In the event the Company's annual net profits is greater than $1,000,000, the Base Salary shall increase up to $250,000, with such increase not to exceed 5% of all net profits in excess of $1,000,000. For all purposes hereof, the Company's annual net profits shall mean net profits before income taxes and before any increase in Base Salary resulting from the Agreement or any other incentive compensation paid to other executive or employees. The Base Salary shall be reviewed by the Board of Directors of the Company on a yearly basis to ascertain if any upward adjustment in the annual rate is in order, and if any increase is made, the new annual rate shall become the Base Salary under this Section 4. The Base Salary shall not be decreased through out the term of this Agreement.

     5. Bonus. Executive shall be eligible for an annual discretionary bonus as may determined by the Company's board of directors.

     6. Incentive Compensation.

        (a) In addition to the Base Salary, the Company shall issue to Executive, on the date hereof for prior services rendered, 500,000 shares of the Company's common stock ("Award Shares"). The Award Shares are fully vested and non-forfeitable.

        (b) In addition to the Base Salary and the Award Shares, the Company shall issue to Executive, on the date hereof, 2,000,000 shares of the Company's common stock ("Incentive Shares"), subject to the limitations and restrictions contained in this Section 6. Executive hereby agrees to subject, and does hereby subject, the Incentive Shares to the provisions set forth in this Section 6, and agrees that all of the Incentive Shares shall initially be Restricted Shares (as hereinafter defined). The Incentive Shares as of any date, less any of the same which, as of such date shall have become unrestricted with respect to Executive as provided in this Section 6, are hereinafter referred to as of such date as "Restricted Shares," and any Incentive Shares which, as of any date, shall have become unrestricted with respect to Executive as provided in this Section 6, are hereinafter collectively referred to as of such date as "Unrestricted Shares."

        (c) Executive shall not sell, assign, transfer, pledge, convey or otherwise dispose of any Restricted Shares, or subject the same to any lien, encumbrance, mortgage or other security interest of any kind whatsoever, prior to the date on which such Restricted Shares become Unrestricted Shares as provided in this Section 6. Upon any Restricted Shares becoming Unrestricted Shares, such shares shall be fully vested and non-forfeitable, regardless of the Company's performance thereafter.

        (d) The Restricted Shares shall be subject to repurchase by the Company at a price equal to $0.08 per share at any time and from time to time in the event Executive's employment by the Company is terminated for Cause as provided in Section 13(c) below.

        (e) The restrictions on transferability of, and the Company's right to repurchase, the Restricted Shares (collectively, the "Restrictions") shall lapse and the Restricted Shares shall convert to Unrestricted Shares based on performance of Executive as measured by profitability of the Company. During the term of this Agreement, one share of the Restricted Shares shall convert to Unrestricted Shares for every $2.00 of net profits before taxes earned by the Company. The net profits shall be determined on a quarterly basis based upon the Company's financial statements as filed with the Securities and Exchange Commission on its quarterly and annual reports. The first quarter for

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determination of cumulative net profits under this Section 6(e) shall be the three months ended September 30, 2003. For the purpose of this Section 6(e), net profits shall be calculated on a cumulative basis only. Upon obtaining profits and conversion of Restricted Shares into Unrestricted Shares, additional Restricted Shares shall convert to Unrestricted Shares only if additional cumulative net profits are in excess of prior cumulative net profits. Any Incentive Shares that have become Unrestricted Shares based upon cumulative profits shall remain as Unrestricted Shares regardless of any future losses occurring thereafter that would result in a decrease in cumulative net profits.

        (f) In the event of a Change in Control (as hereinafter defined), the Restrictions shall lapse and the Restricted Shares shall immediately become Unrestricted Shares. For purposes of the foregoing, a "Change in Control" means any of the following events:

          (i) any person or entity acquires, purchases or otherwise becomes a beneficial owner, directly or indirectly, of more than 50% of the
               (A) outstanding shares of common stock of the Company, or (B) combined voting power of the Company's then outstanding securities;

          (ii) the sale or other disposition of all or substantially all of the Company's assets in a single transaction or series of related transactions (or any other transaction having a similar effect);

         (iii) the Company is party to a merger, consolidation or other business combination that results in the holders of voting securities of the Company immediately prior thereto failing to continue to represent (whether by remaining outstanding or by conversion into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or the surviving entity immediately after such merger or consolidation; or

          (iv) the dissolution or liquidation of the Company.

        (g) Subject to the provisions of this Section 6, Executive will have all rights of a shareholder with respect to all Incentive Shares held by him, including, without limitation, the right to vote such Incentive Shares and the right to receive any dividends paid thereon.

        (h) Executive understands that the Award Shares and the Incentive shares granted hereby are restricted securities within the meaning of Rule 144, promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and that any future sales of such Award Shares and Incentive Shares will be regulated by the Securities Act. Specifically, Executive understands that because the Award Shares and the Incentive Shares have not been registered under the Securities Act, Executive will continue to bear the economic risk of the investment for an indefinite period of time and cannot sell such Award Shares and Incentive Shares unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Executive represents that the Award Shares and the Incentive Shares granted hereby are being acquired for Executive's own account for investment and not with a view to, or for resale in connection with, any distribution of such Award Shares and Incentive Shares.

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        (i) Executive agrees to the placing of appropriate legends reflecting the foregoing restrictions on the certificates representing such Award Shares and Incentive Shares, and further understands that the transfer of any of the Award Shares or any of the Incentive Shares will be permitted only if the request for transfer is accompanied by evidence satisfactory to the Company that such transfer will not result in a violation of any applicable federal or state law, rule or regulation.

     7. Working Facilities and Fringe Benefits.

        (a) Executive shall be furnished with office space, secretarial assistance and such other facilities and services as are appropriate to his position and adequate for the performance of his duties.

        (b) Executive shall be entitled to all fringe benefits and perquisites made available to the officers and key employees of the Company, as determined by the Company from time to time in its sole discretion. Without limiting the generality of the foregoing, Executive shall be entitled to:

          (i)  three (3) weeks of paid vacation per year;

          (ii) participation in the Company's medical, dental, vision, disability, life insurance, pension, retirement and all other benefit plans made available to other employees of the Company; and

          (iii) participation in any stock option plan, stock purchase plan or any similar incentive plan based all or in part on the Company's equity securities.

The Company shall not discriminate against Executive with respect to any vacation or holiday plan, medical, hospital, life and disability insurance programs, retirement and 401(k) programs and other similar welfare benefit and remuneration programs from time to time made available to the officers and key employees of the Company.

     8. Key Man Life Insurance. Executive agrees to submit to physical examinations and to take all other reasonable actions necessary to enable the Company to obtain key man life insurance policies for a minimum of $1,000,000 on his life. Executive acknowledges and agrees that the Company shall be designated as the beneficiary of all such policies and that Executive's heirs, estate and other beneficiaries shall have no rights in or to such policies or the proceeds thereof.

     9. Expenses. The Company shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by him in the performance of services rendered by him pursuant to this Agreement. Executive shall provide the Company with the information and evidence required by taxing authorities to substantiate such expenses as income tax deductions. The Company shall also pay or reimburse Executive for all relocation and moving expenses if the Executive is required by the Company to relocate the Executive's residence.

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     10. Other Activities During Employment.

        (a) During the term of his employment, Executive shall devote substantially all of his business time, attention and energy, and his best efforts to the interests and business of the Company and to the performance of his duties and responsibilities on behalf of the Company.

        (b) During the term of Executive's employment by the Company except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which are known by Executive to directly compete with the Company, throughout the United States of America, in any line of business engaged in (or planned to be engaged in) by the Company on the date hereof; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any publicly traded competitor corporation, so long as Executive's direct and indirect holdings in any one such corporation shall in the aggregate constitute less than 5% of the voting stock of such corporation.

     11. Nondisclosure of Confidential Information. Executive agrees that, except in connection with his employment by the Company, he will not during or after the term of his employment hereunder in any way utilize any Confidential Information (as hereinafter defined) of the Company and he will not copy, reproduce, or take with him the original or any copies of such confidential information and will not disclose any such confidential information to anyone. "Confidential Information" means any and all information which (a) relates to the Company's past, present and future research, development, business plans and activities, products, services, clients, employees, financial information and technical knowledge, and (b) should reasonably have been understood by Executive because of legends or other markings, the circumstances of disclosure, or the nature of the information itself, to be confidential or proprietary to the Company.

     12. Post-Employment Activities.

        (a) Executive agrees that for a period of two (2) years following the termination of his employment under this Agreement either: (i) by the Company with Cause; or (ii) by Executive (other than pursuant to Section 13(e) below), Executive will not directly or indirectly engage in (whether as an employee, consultant, proprietor, shareholder, partner, director, or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of any person, firm, corporation or business that engages in the commercial aircraft maintenance business anywhere within the state of Arizona, absent the Company's prior written approval upon instructions of its Board of Directors provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any publicly traded competitor corporation, so long as Executive's direct and indirect holdings in any one such corporation shall in the aggregate constitute less than 5% of the voting stock of such corporation.

        (b) Executive agrees that for a period of two (2) years following the termination of his employment under this Agreement either: (i) by the Company with Cause; or (ii) by Executive (other than pursuant to Section 13(e) below), Executive shall not, either for himself or on behalf of any other person or entity, entice, induce or encourage any employee, consultant or contractor of the Company or any of its affiliates to terminate his or her employment, or to

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terminate his, her or its services with the Company or its affiliates, or to accept employment with another person or entity.

        (c) Executive agrees and acknowledges that the time limitation on the restriction in this Section 12, combined with the geographic scope, is reasonable. Executive also acknowledges and agrees that this Section 12 is reasonably necessary for the protection of the Company's confidential information, and that through his employment with the Company, executive shall receive adequate consideration for any loss of opportunity associated with the provision herein, and these provisions provide a reasonable way of protecting the Company's business value which will be imparted to Executive. If any restriction set forth in this Section 12 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time, or over too great a range of activities, or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

        (d) Executive acknowledges and agrees that his breach of any of the provisions of Sections 10, 11 and 12 of this Agreement would result in great, irreparable and continuing harm and damage to the Company for which there would be no adequate remedy at law. Accordingly, Employee agrees that, in the event of such a breach, the Company shall be entitled, in its sole discretion, to seek from any court of competent jurisdiction, preliminary and permanent injunctive relief to enforce those sections of this Agreement, in addition to any and all other remedies that may be available to it at law or equity.

     13. Termination.

        (a) The Company may terminate the Executive's employment if, in the reasonable judgment of the board of directors of the Company, Executive becomes unable to satisfactorily perform his duties and responsibilities for a period of 180 days hereunder during the term of his employment because of mental or physical disability. Upon such termination, Executive shall be relieved of all further obligations hereunder except obligations pursuant to Sections 11 and 12 of this Agreement. In the event of such termination, the Company shall pay to Executive the Lump Sum Payment (as defined in paragraph (g) below); provided, however, that the Lump Sum Payment shall be reduced by any amounts payable to Executive during the term of his employment hereunder pursuant to any disability benefit or wage continuation plan of the Company. Following payment of the Lump Sum Payment, Executive shall not be entitled to any further salary, bonus or other compensation of any kind from the Company.

        (b) In the event of the death of Executive during the term of this Agreement, the Company shall pay to Executive's beneficiaries or estate the Lump Sum Payment. The Lump Sump Payment to be made under this paragraph (b) shall not be reduced by reason of any insurance proceeds payable directly to Executive's beneficiaries or estate pursuant to insurance carried or provided by the Company, and shall be made to such beneficiaries as Executive may designate for that purpose in a written notice given to the secretary of the Company prior to his death, or if Executive has not so designated, then to the personal representative of his estate. Following payment of the Lump Sum Payment, Executive's beneficiaries or estate shall not be entitled to any further salary, bonus or other compensation of any kind from the Company.

        (c) The Company may terminate Executive's employment at any time for Cause, where "Cause" means: (i) conviction of, or plea of nolo contendere to, any felony or (ii) theft, embezzlement or any other misappropriation of any

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funds or other assets of the Company. In the event the Company terminates this
Agreement for Cause, Executive shall be entitled to receive only his Base Salary earned but unpaid through the date of termination and any Unrestricted Shares held by Executive. Executive shall not be entitled to any further salary, bonus or other compensation of any kind from the Company.

        (d) The Company may terminate Executive's employment other than pursuant to paragraphs (a), (b) or (c) above upon 30 days written notice. In the event the Company elects to not renew this Agreement by giving notice as provided under Section 2 above, at the election of Executive, this Agreement shall be deemed terminated under this paragraph (d) for all purposes hereof, including specifically paragraph (g) below.

        (e) Executive may terminate his employment as a result of a material breach of this Agreement by the Company only if Executive provides the Company with 60 days' written notice specifically identifying such breach and such breach is not cured within such 60-day period. In the event Executive's employment is terminated pursuant to this paragraph (e), Executive shall be entitled to receive the Lump Sum Payment. If Executive terminates his employment for any reason other than a material breach of this Agreement by the Company, Executive shall be entitled to receive only his Base Salary earned but unpaid through the date of termination, and Executive shall not be entitled to any further salary, bonus or other compensation of any kind from the Company.

        (f) Following termination of Executive's employment pursuant to paragraphs (a) or (c), Executive's obligations under Sections 11 and 12 of this Agreement shall remain in full force and effect. In the event of termination as a result Executive's death, such obligations shall not be construed to limit his surviving spouse, beneficiaries or estate.

        (g) In the event of termination pursuant to paragraphs (a), (b), (d) or
(e) of this Section 13: (i) the Company shall pay to Executive, in a lump sum and within 60 days of such termination, an amount equal to the greater of (A) the amounts due under the remaining term of this Agreement, or (B) the sum of:
(I) Executive's annual Base Salary; and (II) the bonus paid to Executive by the Company for the last full fiscal year during the term of this Agreement, or the initial annual bonus which would have been payable for the fiscal year in which this Agreement commenced, as the case may be (the "Lump Sum Payment") and (ii) all remaining Restricted Shares shall convert to Unrestricted Shares.

     14. Assignment. This Agreement is binding upon and shall be for the benefit of the successors and assigns of the Company, including any corporation or any other form of business organization with which the Company may merge or consolidate, or to which it may transfer substantially all of its assets. Executive shall not assign his interest in this Agreement or any part thereof.

     15. Consent of the Company. Any act, request, approval, consent or opinion of the Company under this Agreement must be in writing and may be authorized, given or expressed only by resolution of the board of directors of the Company, or by such other person as the board of directors of the Company may designate.

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     16. Notices. Any notice required hereunder to be given shall be in writing and if:

        (a) by the Company to Executive shall be directed to him at his address set forth below, or to such other address as he shall have furnished in writing to the Company; or

        (b) by Executive to the Company shall be directed to Renegade Venture Corporation, 6901 South Park Avenue, Tucson, Arizona 85706, Attn: Secretary, or to such designee or other address as the board of directors shall name and have furnished in writing to Executive.

     17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona applicable to contracts made and to be performed therein.

     18. Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

     19. Complete Agreement; Amendments. The foregoing is the entire agreement of the parties with respect to the subject matter hereof and thereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.

     20. Non-Exclusivity of Rights. Nothing in this Agreement shall limit or otherwise affect such rights as Executive or the Company may have under any other agreements or arrangement between Executive and the Company or any of its affiliates.

     21. Enforcement Expenses and Arbitration. To ensure rapid, economical resolution of any and all disputes that may arise in connection with the Agreement, Executive and Company agree that with the exception of claims under Sections 10(b), 11 or 12 of this Agreement, any and all disputes, claims, causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation will be resolved by final, binding, and confidential arbitration to be held in Tucson, Arizona, and conducted by the American Arbitration Association under its the-existing rules and procedures for employment disputes. Nothing in this paragraph is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

     22. Effective Date. The terms of this Agreement shall be effective on the 21st calendar day following the distribution of the information statement (as required under Rule 14c-2 as promulgated under the Securities Exchange Act of
1934) giving notice to all shareholders of approval of this Agreement by a majority of the disinterested shareholders of the Company.

     23. Precedence. This Agreement supercedes the Original Agreement and any other agreements between Executive and Company pertaining to the employment of Executive by the Company in their entirety.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written to be effective as of July 21, 2003.

                                         COMPANY:

                                         RENEGADE VENTURE (NEV.) CORPORATION,
                                         a Nevada corporation



                                         By: /s/  Ian Herman
                                            ------------------------------------
                                             Ian Herman, Chief Executive Officer


                                         EXECUTIVE:


                                         /s/  John B. Sawyer
                                         ---------------------------------------
                                         John B. Sawyer

                                         Address:  6901 South Park Avenue
                                                   Tucson, Arizona 85706




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